AGREEMENT
                      FOR PURCHASE AND SALE
                         OF REAL PROPERTY


          THIS AGREEMENT is entered as of the 24th day of February, 1999, by and between the seller or sellers identified on Schedule 1 attached hereto (herein collectively called
"Seller"), and General Services Corporation, a Virginia corporation (herein called "Buyer") with offices located at 2922
Hathaway Road, Richmond, Virginia 23225.

                         R E C I T A L S

          A. Seller owns one or more certain parcels of land (collectively, the "Real Property") each located in the City and State set forth on Schedule 1, attached hereto, as each such Real Property is more particularly described on Exhibit A, attached hereto, together with all of the improvements (the "Improvements") and any fixtures (the "Fixtures") presently existing and located thereon and therein, and the personalty used exclusively in connection with the management and operation of the foregoing as more particularly described on Exhibit B, attached hereto (the "Personalty") (hereinafter said Real Property, Improvements, Fixtures and Personalty are collectively called the "Property").

          B.   Buyer has participated in an auction (the
"Auction") to purchase said Property and Buyer, being the selected bidder, has agreed to purchase such Property on the terms and conditions set forth herein.

          C.   Pursuant to the terms and conditions of said
Auction and in connection with being selected as the successful bidder thereat, Buyer has agreed to execute this Agreement.

          D. The parties have agreed to the purchase and sale of the Property as set forth below.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreement contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Buyer hereby mutually agree that this transaction shall be consummated upon the following terms, conditions and agreements:

          1. PURCHASE PRICE. The aggregate purchase price for the Property is Fifty Four Million Four Hundred Five Thousand and
00/100 Dollars ($54,405,000.00) (the "Purchase Price").  Buyer

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acknowledges and agrees that the Purchase Price shall be in all respects net of any and all (i) assumption and other fees and all costs and expenses required to be paid ("Assumption Fees") in order for the Buyer to assume the mortgage encumbering each Property, as more particularly referenced on Exhibit C attached hereto (each a "Mortgage"), in accordance with the terms hereof, and (ii) prepayment fees, premiums, penalties or similar charges, expenses, costs and sums (other than outstanding principal and accrued and unpaid interest) required to be paid to holder of any Mortgage pursuant to the related loan documents in order to fully satisfy such Mortgage ("Prepayment Fees"), all as set forth on a payoff demand submitted by the holder of such Mortgage and approved by the Seller (which approval shall not be unreasonably withheld or delayed), provided Seller has given all appropriate and timely notices necessary for the holder of such Mortgage to accept such prepayments at the time of the Closing (as hereinafter defined). In the event that a Mortgage is not being assumed by Buyer in accordance with the provisions hereof, the Buyer shall pay the Prepayment Fees, provided, however, that Buyer shall be entitled to a credit against the Purchase Price in the amount of any portion of the two percent (2%) prepayment premiums under the Loans secured by Rancho Del Sol and Harbor Pointe which are not waived by the holder of such Loans. In the event that a Mortgage is assumed by Buyer in accordance with the provisions hereof, the Buyer shall pay the Assumption Fees. The portion of the Purchase Price which is allocated to each Property (each, an "Allocated Purchase Price") is set forth on Schedule 2, attached hereto. Subject to the prorations and adjustments hereinafter defined, Seller and the Buyer mutually agree that the Allocated Purchase Price for each Property shall be further allocated among Personalty and the remaining Property in accordance with the allocation set forth on Schedule 2 (collectively, the "Tax Allocations"), which Tax Allocations have been made in accordance with Section 1060 of the Internal Revenue Code of 1986 (as amended) and the Treasury Regulations promulgated thereunder (the Allocated Purchase Prices and the Tax Allocations hereinafter called, the "Allocations"). Each of the Seller and Buyer shall: (i) be bound by the Allocations for purposes of determining any taxes; (ii) prepare and file any tax returns on a basis consistent with the Allocations; (iii) take no position inconsistent with the Allocations on any applicable tax return, in any proceeding before any taxing authority or otherwise; and (iv) be bound by the Allocations in all other public filings and reports, including but not limited to any transfer tax declarations. In the event that the mutually agreed upon Allocations are disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto of the dispute.

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          The Purchase Price shall be payable by Buyer to Seller
as follows:

          1.1. EARNEST MONEY. In connection with the Auction, Buyer has delivered to the Title Insurer (as hereinafter defined), acting as escrow agent (the "Escrow Agent") the sum of Two Million Seven Hundred Twenty Thousand Two Hundred Fifty and 00/100 Dollars ($2,720,250.00) (such sum, together with any interest earned thereon, the "Earnest Money") representing five percent (5%) of the Purchase Price of Fifty Four Million Four Hundred Five Thousand and 00/100 Dollars ($54,405,000.00). From and after the date the Earnest Money is delivered by Buyer, the Escrow Agent shall hold the Earnest Money in accordance with the Escrow Agreement attached hereto as Exhibit D (the "Escrow Agreement") in an interest-bearing account for the benefit of Buyer pending disposition as hereinafter set forth. The amount of Earnest Money allocated to each Property is set forth on
Schedule 2 attached hereto (the "Allocated Earnest Money").

          1.2. ASSUMPTION OF EXISTING MORTGAGE LOANS. Provided that the Seller receives, at Buyer's expense,(i) the written consent of the holder of such Mortgage to the assumption of such Mortgage by Buyer not less than five days prior to the Closing, and (ii) the Seller Release, the Spanos Release, if applicable, and the Spanos Mortgage Release, if applicable (each as defined herein), and copies of any assumption documentation required by the holder of the Mortgage, at Closing, there shall be credited against the Purchase Price at Closing an amount equal to the outstanding principal balance of the loan secured by such Mortgage (the "Loan"), together with all accrued unpaid interest thereon as of the Closing Date, and all late charges owing under the Loan, as evidenced by a payoff demand submitted by such lender and approved by Seller (which approval shall not be unreasonably delayed or withheld). In no event shall the Buyer's ability to obtain a lender's consent to a release required hereunder, or to an assumption of a Mortgage, be a condition to Buyer's obligations hereunder.

          1.3. PREPAYMENT AND ASSUMPTION FEES. The Prepayment Fees and the Assumption Fees, as applicable, shall be deposited with Escrow Agent on or before the Closing Date (as hereinafter defined), by wire transfer of immediately available funds to Escrow Agent's account pursuant to Escrow Agent's instructions.

          1.4. BALANCE OF PURCHASE PRICE. The balance of the Purchase Price shall be deposited with Escrow Agent on or before the Closing Date (as hereinafter defined), by wire transfer of immediately available funds to Escrow Agent's account pursuant to Escrow Agent's instructions.

          2.   INSPECTION, REMEDIES AND CONTINGENCIES.

          2.1. BUYER INSPECTION. Buyer acknowledges and represents that as of the date of execution of this Agreement, Buyer has had the opportunity to review any engineering reports made available to potential bidders at the Auction during a due diligence period prior to the Auction, and has been given the opportunity to make a full and complete inspection of the Property, at Buyer's expense, including, but not limited to, inspection by construction experts, engineers and architects acceptable to Buyer, examining both obvious and latent conditions of the Property. Accordingly, Buyer will have made its investment decision to enter into this Agreement based exclusively upon its own investigations or inspections with respect to the Property and has not relied, and will not have relied upon any express or implied, written or oral, representation of Seller or Seller's general partners (collectively, the "Selling Entity") or any of the Selling Entity's employees, agents, representatives, broker and attorneys, counsel for the respective plaintiffs in the litigation captioned In re: Prudential Securities Incorporated Limited Partnerships Litigation ("Litigation") in the United States District Court in the Southern District of New York, MDL Docket No. 1005, M-21-67 (MP), or any affiliates of any of them, hereinafter designated collectively as the "Protected Group", in entering into this Agreement. Buyer acknowledges that Seller has cooperated with Buyer in all requests for inspection or testing to date, and Seller agrees to continue that cooperation as provided in Section 2.4.

          2.2. ENVIRONMENTAL ASSESSMENT. Buyer acknowledges and represents that as of the date of execution of this Agreement Buyer has had the opportunity to review any Phase I and Phase II environmental reports made available to potential bidders at the Auction during a due diligence period prior to the Auction, and, at its expense, to conduct an environmental assessment of the Property including but not limited to hazardous substances or waste such as asbestos, chemicals, sewage (raw or treated), pesticides, petroleum, including crude oil or any fraction thereof, and any substance identified in any Federal, State, or other governmental legislation or ordinance. Buyer agrees to accept the Property "AS IS", including the existence of any hazardous substance or waste.

          2.3. BUYER'S REMEDY. Buyer acknowledges that Seller has made no representations or warranties whatsoever regarding the accuracy or completeness of the reports referenced in this
Section 2. Buyer agrees that Buyer has no legal or equitable remedy or recourse against Seller and the Protected Group, with respect to any inaccuracies or errors contained in any such report or arising out of any Property defect, or other adverse condition of the Property, whether known or unknown to or concealed or unconcealed by them or any of them.

          2.4. BUYER'S FURTHER INSPECTION RIGHTS. Seller agrees to make the Property available to the Buyer and its agents, employees, lender and other representatives or inspectors for additional inspections and testing prior to the Closing Date (as hereinafter defined) all of which shall be conducted at Buyer's sole cost and expense. Such investigation shall include, among other things, inspection of the Property, the review of the Leases, books and records relating to the Property and its operation and condition, provided, however, that in no event shall facts or information which may be discovered by Buyer in so conducting any investigations, inspections or testing, (i) be the basis of any claim by Buyer against Seller, or any right of Buyer to terminate this Agreement or to request an adjustment to the Purchase Price or a cure by Seller of any condition or matter discovered by any such additional investigation, testing or inspection or (ii) otherwise affect or excuse any of Buyer's covenants, agreements and obligations under this Agreement.
Buyer agrees to promptly repair and restore the Properties to the condition existing prior to any inspection or testing at the sole cost of Buyer and to Seller's reasonable satisfaction. Buyer also agrees not to interfere with any tenants at the Properties during any inspections or testing. Buyer hereby reaffirms its obligation to indemnify Seller and the Protected Group pursuant to the provisions of Section 8.1 hereinafter as a result of the foregoing right of inspection.

          3.   CLOSING.

          3.1. CLOSING. This transaction shall be closed ("Closing") at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP 919 Third Avenue, New York, New York 10022 or such other place in New York, New York as the parties shall agree as soon as is practicable after the full execution of this Agreement but not later than forty-five (45) days therefrom (the "Closing Deadline"). The date on which the Closing occurs is herein called the "Closing Date". The Closing for all of the Properties shall occur simultaneously unless otherwise provided hereunder.

          3.2. SELLER'S CLOSING DELIVERABLES.  At or prior to
Closing, Seller shall deliver or cause to be delivered to Escrow
Agent, the following items for delivery or recordation upon close of escrow with respect to each Property:

          (a) Quitclaim deed (the "Deed") duly executed and acknowledged by Seller, conveying fee simple title to the Real Property to Buyer, or if a quitclaim deed is not a valid means of conveyance in a particular jurisdiction, a deed without covenants;

          (b) A bill of sale (the "Bill of Sale") duly executed by Seller, transferring to Buyer all of the Seller's right, title and interest in and to the Personalty and any other personal property owned by Seller which remains on the Property after the Closing;

          (c) Non-recourse assignment of all fully executed occupancy leases, if applicable, pertaining to the Property (the "Leases"), duly executed and acknowledged by Seller, assigning to Buyer the Seller's interest therein, with Buyer expressly assuming all obligations as landlord under such leases from and after the Closing Date;

          (d) non-recourse assignment, to the extent assignable, of Seller's rights under the service or maintenance contracts set forth on Schedule 4 attached hereto
     (collectively the "Service Contracts");

          (e) non-recourse assignment, to the extent possible, of any licenses, permits and unexpired warranties, if any, pertaining to the Property;

          (f) certificates and resolutions demonstrating the authority of the persons executing the documents at the Closing and reasonably acceptable to counsel to the Buyer;

          (g) a rent roll, if applicable, certified as accurate by the Seller, which shall be current as of two business days prior to the Closing and which shall also state the amounts of all tenant security deposits required to be held by Seller under the terms of the Leases which have not been applied by Seller in accordance with the terms of such Leases (and accrued interest owed to tenants thereunder, if applicable);

          (h) originals of all written occupancy leases, if applicable and to the extent available and, if not available, photocopies of the balance, for the Property. All such leases shall be deemed delivered if they are on premises at the Property as of the Closing Date.; and

          (i) a non-foreign status affidavit, 1099 report filing, recording affidavit (to the extent required), owner's affidavit in the form attached hereto as Exhibit F, and such other certificates, affidavits and agreements in form reasonably acceptable to Seller which are either customarily and normally required in similar transactions in the state in which the Property is located or are specifically and reasonably required by the Title Insurer (as hereinafter defined).

          3.3. BUYER'S CLOSING DELIVERABLES  At or prior to
Closing, Buyer shall deliver or cause to be delivered to Escrow
Agent, the following items for delivery or recordation upon close of escrow:

          (a) assumption of the Leases and the Service Contracts with respect to each Property;

          (b) certificates and resolutions demonstrating the authority of the persons executing the documents at the Closing and reasonably acceptable to counsel to the Seller;

          (c) if a Mortgage is not satisfied at Closing, the Seller Release, the Spanos Release, if applicable, and the Spanos Mortgage Release, if applicable;

          (d) the Prepayment Fees and the Assumption Fees, as applicable, by wire transfer; and

          (e) balance of the Purchase Price by wire transfer, subject to the adjustments, prorations and credits described in this Agreement.

          3.4. CONTRACTS NOT BEING ASSIGNED. Seller shall not assign to Buyer and shall cancel as of the close of escrow:

          (a) the property management contract for each Property set forth on Schedule 3, attached hereto; and

          (b) any insurance policies, including but not limited to hazard insurance policies, then in force affecting any Property.

          Buyer acknowledges that the management contracts shall terminate automatically on the Closing Date in accordance with that certain side letter agreement dated October 13, 1998, a copy of which is attached hereto as Exhibit E and agrees that Seller has no obligation to deliver any further termination agreement or notice at Closing.

          3.5. PRORATIONS. The following shall be apportioned on a per diem basis as of 12:01 a.m. of the Closing Date
("Adjustment Date") and adjusted between the parties on the basis of the number of days in the month of the Closing with respect to each Property:

          (a) Real estate and other taxes, assessments and charges, and other municipal and State charges, license and permit fees, water and sewer rents and charges, if any, on the basis of the fiscal period for which assessed or charged;

          (b) Water, electric, gas, steam and other utility charges for service furnished to the Property;

          (c) Fuel, if any, and all taxes thereon, on the basis of a reading taken as close as possible to the Adjustment
     Date;

          (d)  Base rents and any other rental payments (the
     "Rents") paid under the terms of the Leases for the month of Closing (but all prepaid rents for months thereafter shall be credited to Buyer at Closing);

          (e) Any amounts paid or payable under any Service Contracts being assigned to Buyer, provided, however, that the "up front" payment received by Seller pursuant to the cable television contract affecting one or more of the Properties shall be prorated by giving Buyer a $25,000 credit against the Purchase Price in the aggregate;

          (f) All costs associated with telephone directory listings and any other prepaid advertising; and

          (g) Any other customary adjustments made in connection with the sale of similar type buildings.

          All tenant security deposits required to be held under the Leases and accrued interest owed to tenants thereunder, if applicable, as shown on the certified rent roll and which have not been applied in accordance with the terms of the Leases, shall be credited to Buyer at Closing.

          There will be no proration of insurance costs at Closing. Except as may be otherwise provided herein, all other expenses which are attributable to the period prior to the Closing Date shall be the obligation of Seller and those which are attributable to the period from and after the Closing Date shall be the obligation of Buyer.

          3.6. APPORTIONMENT FORMULA. For purposes of the foregoing apportionments and adjustments, the following procedures shall govern with respect to each Property:

          (a) Any apportionment of income and expense items shall be apportioned to the Seller based upon the formula (the "Apportionment Formula") wherein the numerator is the number of days in such month that the Property was owned by the Seller and the denominator is the total number of days in that month.

          (b) If the Closing Date shall occur before the real estate tax rate is fixed, the apportionment of such taxes shall be made using the real estate taxes for the immediately preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

          (c) If there are water meters on the Property, Seller shall furnish meter readings to a date not more than thirty days prior to the Adjustment Date; and the unfixed meter charges for the intervening time to the Adjustment Date shall be apportioned based upon estimates using such prior meter readings, unless final readings therefor as of the Closing shall have been obtained, in which case such final readings shall be used for the apportionment. As soon as the expenses for the period shall be known, Seller and Buyer shall recalculate the adjustment with the result that Seller shall pay for those expenses attributable to the period prior to the Closing Date and Buyer shall pay for those expenses attributable to the period commencing with the Closing Date.

          (d) The apportionment of utility charges shall be made upon the basis of charges shown on the latest available bills for such utilities, unless final meter readings therefor as of the Closing shall have been obtained, in which case such final readings shall be used for the apportionment. The charges shown on such available bills for periods prior to the Adjustment Date shall be paid by Seller, and for the period from the date of each such last available utility bill to the Adjustment Date an apportionment shall be made based upon estimates using such last available bill. As soon as the expenses for the period shall be known, Seller and Buyer shall recalculate the adjustment with the result that Seller shall pay for those expenses attributable to the period prior to the Closing Date and Buyer shall pay for those expenses attributable to the period commencing with the Closing Date.

          (e) All taxes, water and sewer charges and assessments for public improvements which are liens upon a Property as of the Closing Date, will be allowed to Buyer as a credit against the Allocated Purchase Price for such Property, subject to apportionment as herein provided, and the existence of any such lien shall not constitute an objection to title.

          (f) If Buyer collects any non-delinquent Rents after the Closing Date which are attributable in whole or in part to the month in which the Closing Date occurs, the Buyer shall promptly pay to Seller Seller's pro rata share of such Rents.

          (g) If any tenant is delinquent in the payment of Rents on the Closing Date, Rents received from such tenant after the Closing Date shall be applied in the following order of priority: (a) first to the then current month's rent and to any other sums due Buyer; and (b) then to delinquent rentals with respect to the period before Closing. If Rents or any portion thereof received by Seller or Buyer after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party.

          Buyer and Seller agree that the provisions of Sections
3.5 and 3.6 shall survive the Closing for a period of ninety (90) days after the Closing Date ("Adjustment Period"), during which period Buyer and Seller shall agree on a reconciliation of the prorations described herein. If the parties cannot agree on a reconciliation within such ninety (90) day period then such matter shall be submitted to arbitration in accordance with the terms of Section 10 below.

          3.7. COSTS. The fees of the Escrow Agent, transfer taxes, recording fees, standard title insurance premiums for owner's title policies and all other closing and recording costs shall be borne equally by Seller and Buyer. Each party shall pay its own professional fees including but not limited to attorneys' and accountants' fees, and Buyer shall pay for (i) the cost of any endorsements or affirmative coverage in connection with the issuance of title policies, and (ii) any further updates or modifications to the Surveys requested by Buyer or Buyer's lender.

          3.8. CONDITIONS TO SELLER'S AND BUYER'S OBLIGATION TO
CLOSE. The obligations of Seller and Buyer to close under this Agreement as to a particular Property are subject to the fulfillment, prior to or at Closing, of the following:

     that there shall not be in effect any statute, regulation, order, decree or judgment of any governmental entity having jurisdiction which renders illegal or enjoins or prevents in any material respect the sale of such Property to Buyer.

     In no event shall the failure of this condition as to a particular Property be a condition to Buyer's or Seller's obligations hereunder with respect to another Property.

          3.9. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller to close under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following (all or any of which may be waived in writing by Seller):

          (a) The representations and warranties of Buyer shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date except as otherwise expressly provided herein.

          (b) On and as of the Closing Date, Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with prior to or on the Closing Date.

          (c) If a Mortgage is not satisfied at Closing, the Seller shall have received a duly executed release in form and substance acceptable to the Seller, pursuant to which Buyer and the holder of the Mortgage as of the Closing Date shall release the Seller from any and all obligations and liabilities under such Mortgage and any other documents evidencing or securing the underlying loan, whether arising before, on or after the Closing Date (the "Seller Release").

          (d) If a Mortgage is not satisfied at Closing, (i) the affiliate of Seller which guaranteed the loan evidencing such Mortgage (the "Spanos Guarantor"), if any, shall have received a duly executed release in form and substance acceptable to such affiliate, pursuant to which Buyer and the holder of the Mortgage as of the Closing Date shall release the guarantor from any and all obligations and liabilities under such guaranty, whether arising before, on or after the Closing Date (the "Spanos Release"), and (ii) the Seller shall have received a duly executed release in form and substance acceptable to the Seller, pursuant to which the Spanos Guarantor shall release of record the mortgage granted to such Spanos Guarantor, if any, as listed on Exhibit C attached hereto (the "Spanos Mortgage Release").

          3.10. CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer to close under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following (all or any of which may be waived in writing by Buyer):

          (a) that the representations and warranties of Seller, as set forth in Section 7.3 herein, shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date except as otherwise expressly provided herein.

          (b) that on and as of the Closing Date, Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with prior to or on the Closing Date including, without limitation, the execution and delivery of all of the Seller's closing deliveries under
     Section 3.2 of this Agreement.

          (c) that on the Closing Date, the Title Insurer (hereinafter defined) shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer an owner's title insurance policy for each Property in compliance with the Title Commitments (hereafter defined), subject only to the Permitted Exceptions (as hereinafter defined) and matters granted by Buyer.

          4.   POSSESSION AND RISK OF LOSS PRIOR TO CLOSING.

          4.1. CASUALTY. In the event of physical damage to a Property or destruction thereof due to a casualty (a "Casualty"), affecting all or any part of a Property, without fault of Buyer, prior to the Closing Date, Seller and Buyer agree as follows with respect to such damage or destruction, specifically exclusive of non-physical losses such as business losses incidental thereto:

          (a) If, prior to the Closing Date, a Property is damaged due to a Casualty and the cost of repairing such damage, as is determined by an independent engineer and appraiser selected by Seller (the "Repair Cost") is less than One Million and 00/100 Dollars ($1,000,000.00), then Seller and Buyer shall proceed to close the sale of all of the Property without any abatement of the Purchase Price, provided however that Seller shall, at Seller's election, either: (i) repair the Casualty to such Property prior to Closing at Seller's expense or (ii) assign to Buyer at Closing, without recourse or warranty of any nature whatsoever, all of Seller's right, title and interest in and to any casualty insurance policies covering such Casualty with respect to the Property (an "Assignment of Proceeds"), provided Buyer receives a copy of such policies (which must be in form and substance sufficient for Buyer to be made whole for such Casualty, except for the amount of the deductible), and a letter from the insurer confirming that such policies are valid and in full force and effect, without offsets or defenses of the insurer, and Seller shall pay to Buyer all payments theretofore made by such insurers as a result of such loss after deducting therefrom the costs of collection thereof, and the amount of any deductible and any other sums that may be necessary to supplement payments received, or to be received, from the insurer to make the Buyer whole from such Casualty. Seller agrees to maintain sufficient casualty insurance policies to cover any Casualty (subject to its customary deductible). Notwithstanding anything herein to the contrary, Seller shall not have the right to adjourn the Closing Date to repair any such Casualty unless Buyer consents thereto.

          (b) If, prior to the Closing Date, any Property is damaged due to a Casualty and the Repair Cost equals or exceeds One Million and 00/100 Dollars ($1,000,000.00), then Seller shall be deemed to have elected clause (ii) in subparagraph (a) above but, notwithstanding such election, Buyer may elect (if such Casualty exceeds 10% of the Purchase Price or Allocated Purchase Price, as applicable) to terminate this Agreement in its entirety, upon which termination, provided that Buyer is not in default hereunder, Buyer's Earnest Money shall be returned to Buyer.


          (c) If more than one Property is to be acquired pursuant to this Agreement and the Repair Cost as to a particular Property equals or exceeds One Million and 00/100 Dollars ($1,000,000.00) or 10% of the Purchase Price, whichever is greater, such damaged Property may, at Buyer's election, be removed from this Agreement and this Agreement terminated as to such Property, upon written notice from Buyer to Seller. In the event of such a termination, provided that Buyer is not in default hereunder, Buyer's Allocated Earnest Money as to such Property shall be returned to Buyer at Closing.

          4.2. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Property is condemned or taken by eminent domain, then this Agreement shall nevertheless remain in full force and effect without any abatement of the Purchase Price. In such event, Seller shall convey the Property to Buyer at the Closing in its then condition, and Buyer shall be entitled to receive all net or condemnation awards otherwise payable to Seller as a result of such loss or damage and, in full satisfaction of any claims by Buyer against Seller, Seller shall assign to Buyer at Closing, without recourse or warranty of any nature whatsoever, all of Seller's right, title and interest in and to any claims Seller may have to any condemnation awards, as well as all rights or pending claims of Seller with respect to such condemnation or taking of the Property, and Seller shall pay to Buyer all payments theretofore made by such condemning authorities as a result of such loss after deducting therefrom the costs of collection thereof.

          5.   TITLE.

          5.1. PRELIMINARY TITLE REPORT, COMMITMENT AND SURVEY. Seller has provided or otherwise made available to Buyer with respect to each Property: a copy of a preliminary title report or a commitment for an ALTA (or the equivalent in the applicable jurisdiction) policy of Owner's title insurance (each a "Title Commitment", collectively, the "Title Commitments") issued by First American Title Insurance Company or a comparable national title insurance company selected by Seller (the "Title Insurer") and a copy of the current survey(s) prepared by licensed public land surveyors according to ALTA standards (each a "Survey", collectively, the "Surveys"). Buyer has agreed to accept each Property subject to any and all exceptions to title insurance coverage contained on the related Title Commitment, including, but not limited to any exceptions to coverage based upon matters shown on the related Survey, (collectively, the "Initial Exceptions"). However, Initial Exceptions shall not include, and Seller agrees to satisfy, as an additional condition to Buyer's obligation to close under Section 3.10 above, all of the Schedule B, Part II (or Section 2) General Exceptions of the Title Commitments (except for real estate taxes not yet due and payable, tenants in possession under unrecorded leases, matters that are shown or would be shown on a current plat of survey, adverse claim created by artificial means of accretion, rights of upper and lower riparian owners, laws, ordinances or regulations relating to occupancy, use or enjoyment, eminent domain or police powers, matters created, suffered, assumed or agreed to by Buyer and any other General Exceptions which the Title Insurer is not permitted to remove under applicable law or which are not customarily removed by the Title Insurer upon delivery of the owner's affidavit attached hereto as Exhibit F). Upon Closing, each said Title Commitment shall show fee simple title to the related Property as vested in Seller subject to (i) all of the Initial Exceptions previously shown in such Title Commitment at time of execution of this Agreement (excluding Mortgages, which are addressed in clause (iii) below, (ii) any New Title Exceptions (defined herein) which are not identified as Title Defects by Buyer in accordance with the provisions hereof, (iii) if a Mortgage is assumed by Buyer in accordance with the provisions hereof, the Mortgage and any related loan documentation appearing of record, including, but not limited to assignments of leases and rents and uniform commercial code financing statements identified on Exhibit C attached hereto, and
(iv) any Title Defects which are waived in writing by Buyer (clauses (i), (ii), (iii) and (iv) collectively, the "Permitted Exceptions").

          If prior to the time of Closing, said Title Commitments are updated to include any new exceptions which were not previously shown therein, including, but not limited to, any new exceptions based upon Survey updates, Buyer shall deliver to Seller within 10 business days of its receipt of said updated Title Commitments and Surveys written notice setting forth its objections to any new matter encumbering any Property (each a "New Title Exception") which, taken alone or collectively, materially impairs such Property's current use or value (each a "Title Defect"). Seller shall have the option to: (i) cure any Title Defect prior to Closing (unless such Title Defect was created or granted pursuant to one or more instruments executed by Seller ("Voluntary Liens"), in which event Seller shall pay the same at or before Closing) or (ii) terminate this Agreement in its entirety, upon which termination, provided that Buyer is not in default hereunder, Buyer's Earnest Money shall be returned to Buyer together with Buyer's Reimbursable Expenses (as hereinafter defined). Notwithstanding anything herein to the contrary, Seller shall have the right to postpone the Closing Date for such reasonable period as shall be necessary to cure any Title Defect (other than Voluntary Liens), not to exceed thirty
(30) days. If more than one Property is to be acquired pursuant to this Agreement and Seller elects, as permitted above, not to cure a Title Defect with respect to a Property, such Property may be removed from this Agreement and this Agreement terminated as to such Property. In the event of such a termination, provided that Buyer is not in default hereunder, Buyer's Allocated Earnest Money as to such Property shall be returned to Buyer at Closing, together with Buyer's Reimbursable Expenses allocable to such Property. If Seller elects to terminate this Agreement in its entirety or with respect to a particular Property due to a Title Defect as permitted under this paragraph, then Buyer shall have the option to waive such Title Defect and accept the Property subject to the applicable Title Defect provided however that Buyer exercises such option in writing within ten (10) business days of Seller's notice of said election.

          5.2. PERMITTED EXCEPTIONS. Buyer agrees to accept each Property subject to the Permitted Exceptions. Notwithstanding anything herein to the contrary, in no event or circumstances shall a Title Defect include any title exception or matter encumbering the Real Property (other than Voluntary Liens) the cost of which to cure is less than or equal to Fifty Thousand and 00/100 Dollars ($50,000.00), provided however that should the cost to cure the New Title Exceptions with respect to a particular Property, in the aggregate ("Aggregate Curative Cost"), be greater than Fifty Thousand and 00/100 Dollars ($50,000.00) then: Buyer may send a written notice setting forth its objections to such exceptions or matters pursuant to the same notice requirements provided in Section 5.1 above and if Seller elects to cure such New Title Exceptions pursuant to Section 5.1
(i) above, Seller shall be obligated to cure only such New Title Exceptions such that the resulting Aggregate Curative Cost for the uncured New Title Exceptions objected to by Buyer will be an amount less than or equal to Fifty Thousand and 00/100 Dollars ($50,000.00). Notwithstanding the foregoing, Seller shall not be obligated, under any circumstances, to cure any exception or matter encumbering the Property except Voluntary Liens.

          5.3. RESOLUTION OF TITLE ISSUES. Buyer and Seller shall make reasonable efforts to agree as to the existence of any Title Defect. If the Seller and Buyer do not agree on the foregoing within fifteen (15) days after Seller's receipt of Buyer's notice described in Section 5.1 above, then the Parties shall submit the matter to binding arbitration in accordance with the terms of Section 10 below.

          5.4. TITLE INSURANCE POLICY. Seller's obligations to deliver title to the Property shall be satisfied by the issuance of a standard coverage owner's title insurance policy with respect to each Property issued by the Title Insurer, insuring Buyer in the amount of the Allocated Purchase Price for such Property and showing the Property to be subject only to the Permitted Exceptions.

          6. BROKER. Each of the parties warrants to the other that no broker, salesman or agent has been engaged or used in connection with this transaction. To the fullest extent permitted by law, each party agrees to indemnify the other party against any and all loss, claims, liability, and expense, including reasonable attorneys' fees, arising out of any claim for commission or fee incurred or allegedly incurred by the indemnifying party.

          The provisions of this Section 6 shall survive the Closing.

          7.   SELLER'S DISCLAIMERS; REPRESENTATIONS,
               COVENANTS AND WARRANTIES.

          7.1. PROPERTY SOLD "AS IS" WITHOUT WARRANTY. Buyer agrees and acknowledges that Buyer is purchasing the Property "AS IS", in its existing condition and subject to its present defects, in reliance on Buyer's own investigation and that no representations or warranties of any kind whatsoever, written or oral, express or implied, have been made by Seller or the Protected Group, including without limitation representations relating to zoning, site and physical conditions, toxic and hazardous materials or waste, soils content, or any matter affecting the ability of the Buyer to use the Property or the suitability of the Property to Buyer's purposes. Buyer further acknowledges and agrees that as of the Closing Date, Buyer shall have investigated, inspected, and made itself aware of all zoning regulations, other governmental requirements, site and physical conditions, the existence or nonexistence of toxic or hazardous materials or waste, soil conditions, and other matters affecting the use and condition of the Property.

          Additionally and specifically, Seller makes no representation whatsoever, express or implied: (a) that the Property is in good or any other condition; (b) that the buildings and other Improvements, if any, were built or are currently in compliance with plans and/or specifications; (c) that the buildings and other Improvements, if any, were built in accordance with either good or acceptable construction and/or engineering practices; (d) that the buildings and other Improvements, if any, were built or are currently in compliance with applicable zoning or building code requirements including, but not limited to applicable safety codes or laws and the Americans with Disabilities Act or any State or local law concerning disabled persons; (e) that the Property is free of major or minor, latent or patent defects; (f) that the Property has no hazards; (g) that the Property complies with Federal, State or local laws or any other standards regarding toxic, hazardous or unhealthful materials; (h) that the Property complies with Federal, State and local environmental laws; (i) as to the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides; and (j) as to any other matter affecting the stability or integrity of the land or any buildings or improvements situated on or part of the Property.

          Without limiting the generality of the foregoing, Buyer agrees to purchase the Property subject to any and all notices of violations of law or municipal ordinances, orders or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau having jurisdiction over the Property (collectively, "Violations"), or any lien, fine or penalty imposed in connection with any of the foregoing, or any condition or state of repair imposed in connection with any of the foregoing, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any such Violations, liens or other conditions and Buyer shall accept the Property subject to all such Violations and liens, the existence of any conditions at the Property which would give rise to such Violations or liens, if any, and any governmental claims arising from the existence of such Violations and lien, in each case without any abatement of or credit against the Purchase Price.

          7.2. SELLER UNDER NO DUTY TO DISCLOSE CONDITION. Buyer acknowledges and agrees that Seller and the Protected Group shall have no duty to disclose to Buyer any information known to them, or any of them, concerning the condition of the Property, defects in the Property, failure of the Property to comply with plans, specifications, building codes, life safety codes, safety laws, hazardous materials, environmental laws or any other laws or codes or construction standards affecting the Property. If any duty to disclose exists, Buyer expressly waives that duty as to all of the above-referenced persons and entities. Without limiting the foregoing if any information is disclosed to Buyer, Seller makes no representation or warranties whatsoever with respect to the accuracy or completeness of any information provided to Buyer. Buyer has conducted its own independent investigation.

          7.3. SELLER'S REPRESENTATIONS. Seller represents, covenants and warrants to the Buyer that:

          (a) Seller has good, valid and insurable title to the Real Property together with the Improvements subject only to the Permitted Exceptions.

          (b) All those matters represented by Buyer to Seller in subparagraph 7.4(a), (b), (c), (d) and (g) are likewise represented by Seller to Buyer and, as modified to reflect the change from Buyer to Seller, are incorporated herein by this reference.

          7.4. BUYER'S REPRESENTATIONS. In consideration of Seller's entering into this Agreement and as an inducement to Seller to sell the Property, Buyer makes the following covenants, representations, and warranties, each of which is material and is being relied upon by Seller, and each shall survive the Closing:

          (a) Buyer's Authority. Buyer has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

          (b) Buyer's Action. All requisite action (corporate, partnership, trust or otherwise) has been taken by Buyer in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement;

          (c) Individual Authority. The individual(s) executing this Agreement on behalf of Buyer has the legal power, right, and actual authority to bind Buyer to the terms and conditions of this Agreement;

          (d) Lender Authorization. Neither the execution and delivery of this Agreement, nor the occurrence of the obligations set forth in this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with the terms of this Agreement will conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which Buyer is a party or by which any of Buyer's properties may be bound, which, in the aggregate, would have a material adverse effect on Buyer's ability to perform its obligations hereunder;

          (e) Adequate Funds. Buyer has adequate funds or available credit resources to pay the Purchase Price at the Closing Date as provided hereunder;

          (f) Sophisticated Buyer. Buyer is an experienced and sophisticated real property purchaser; and

          (g) Representation by Counsel. Buyer has had the opportunity to confer with counsel of Buyer's choice for a complete explanation of the meaning and significance of each provision of this Agreement.

          8.   INDEMNIFICATION.

          8.1. INDEMNIFICATION. To the fullest extent provided by law, Buyer agrees to indemnify and hold Seller and the Protected Group harmless from and against all claims, damages, liabilities, obligations, costs, damages, injuries, losses and expenses arising (i) out of the Buyer's inspection of the Property prior to or as of the Closing Date, or (ii) after the Closing Date as a result of the operation or management of the Property. Buyer further agrees to defend, with counsel reasonably satisfactory to Seller, Seller and the Protected Group pertaining to the foregoing indemnification rights, and if Buyer fails to do so, then Seller and the Protected Group may do so, at Buyer's expense, with attorneys of Seller's choice and of the Protected Group's choice.

          The provisions of this Section 8.1 shall survive the Closing Date or termination of this Agreement.

          9.   DEFAULT; TERMINATION; LIQUIDATED
               DAMAGES AND OTHER REMEDIES.

          9.1. IF BUYER FAILS TO COMPLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT AND COMPLETE THE TRANSACTION CONTAINED IN THIS AGREEMENT IN VIOLATION OF THE TERMS HEREOF, AND SUCH FAILURE IS NOT CURED BY THE EARLIER OF (A) THE CLOSING DATE OR (B) THE DATE WHICH IS TEN (10) DAYS AFTER NOTICE OF SUCH FAILURE FROM SELLER TO BUYER, THE PARTIES AGREE THAT SELLER SHALL BE PAID OR RETAIN A SUM EQUAL TO THE EARNEST MONEY DEPOSIT REQUIRED HEREUNDER, AS LIQUIDATED AND AGREED UPON DAMAGES, AND AS ITS SOLE REMEDY, WHEREUPON THIS AGREEMENT SHALL BE NULL AND VOID, AND NEITHER SELLER NOR BUYER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER. ANY DAMAGE AMOUNT TO BE PAID PURSUANT TO THIS SECTION
9.1 IS PRESUMED TO BE THE AMOUNT OF DAMAGES SUSTAINED BY A BREACH, AS IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF DAMAGES. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

AUTHORIZED REPRESENTATIVE
OF SELLER'S INITIALS

BUYER'S OR AUTHORIZED REPRESENTATIVE
OF BUYER'S INITIALS

          9.2. IF SELLER FAILS TO COMPLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT AND COMPLETE THE TRANSACTION CONTAINED IN THIS AGREEMENT IN VIOLATION OF THE TERMS HEREOF, AND SUCH FAILURE IS NOT CURED BY THE EARLIER OF (A) THE CLOSING DATE OR (B) THE DATE WHICH IS TEN (10) DAYS AFTER NOTICE OF SUCH FAILURE FROM BUYER TO SELLER, THEN AND IN SUCH EVENT BUYER, AS ITS SOLE REMEDY THEREFOR MAY EITHER (1) TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO SELLER WHEREUPON SELLER SHALL INSTRUCT THE ESCROW AGENT TO REFUND TO BUYER THE EARNEST MONEY DEPOSIT REQUIRED HEREUNDER, PLUS THE ACTUAL AND REASONABLE OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY BUYER ON OR AFTER JANUARY 15, 1999 (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEY'S FEES), UP TO AN AGGREGATE MAXIMUM OF ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) ("BUYER'S REIMBURSABLE EXPENSES"), AS LIQUIDATED AND AGREED UPON DAMAGES, WHEREUPON THIS AGREEMENT SHALL BE NULL AND VOID, AND NEITHER SELLER NOR BUYER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER AT LAW OR IN EQUITY FOR DAMAGES OR OTHERWISE OR (2) BUYER MAY SUE FOR SPECIFIC PERFORMANCE OF SELLER'S OBLIGATIONS HEREUNDER, WITHOUT ABATEMENT, CREDIT AGAINST OR REDUCTION OF THE PURCHASE PRICE EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN. ANY DAMAGE AMOUNT TO BE PAID PURSUANT TO CLAUSE 1 OF THIS SECTION 9.2 IS PRESUMED TO BE THE AMOUNT OF DAMAGES SUSTAINED BY A BREACH, AS IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, IN NO EVENT SHALL SELLER OR THE PROTECTED GROUP HAVE ANY PERSONAL LIABILITY UNDER THIS AGREEMENT WHATSOEVER AND BUYER SHALL UNDER NO CIRCUMSTANCES INITIATE ANY ACTION IN COURT OR BY ARBITRATION AGAINST THE PROTECTED GROUP (OTHER THAN SELLER). IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

AUTHORIZED REPRESENTATIVE
OF SELLER'S INITIALS

BUYER'S OR AUTHORIZED REPRESENTATIVE
OF BUYER'S INITIALS

          9.3. TERMINATION. Notwithstanding anything contained herein, this Agreement may be terminated as follows:

          (a) By Seller, if any reductions or adjustments to the Purchase Price result in the Purchase Price being reduced to an amount which is less than the purchase price that would be produced by the final bid submitted by the Spanos Defendants, as such term is defined in the Stipulation of

     Settlement with Spanos Defendants pertaining to the Litigation (unless Buyer is willing to waive such reductions or adjustments which cause the Purchase Price to be so reduced, which the Parties agree Buyer has the right to do within two (2) business days after advice from Seller that such reductions or adjustments permit Seller the right to terminate this Agreement);

          (b) By Seller or Buyer in accordance with any rights of termination expressly conferred under the terms of this Agreement; and

          (c) By Seller or Buyer as to all of the Properties, if a court of competent jurisdiction or arbitrator issues a binding and final order permanently preventing the sale of any Property to Buyer.

          In the event this Agreement is terminated in its entirety or as to a particular Property pursuant to any of the foregoing provisions, this Agreement shall thereupon become null and void in its entirety or as to such Property, as applicable, and neither Seller nor Buyer nor any of their respective representatives shall have any further rights or obligations hereunder, provided, however, that the Confidentiality Agreement AND THE Indemnification Agreement (each as defined herein) shall remain in full force and effect.

          10.  ARBITRATION.

          10.1.     ARBITRATION OF DISPUTES.

          The parties agree that any controversy or claim arising out of or related to this Agreement, whether claimed under the law of tort or the law of contract or any other laws, shall be submitted to the American Arbitration Association (the "Association") (or any successor organization) for arbitration and settlement. All arbitration shall be finally determined in New York City and shall be governed in accordance with the Rules for Commercial Arbitration of the Association (or any successor thereto) and the judgment or the award rendered may be entered in any court having jurisdiction provided that the judgment or award is based upon the proper interpretation and application of New York law. Each party shall pay 50% of the fees and expenses of the Association. The Closing Date shall be adjourned pending resolution of the matter in dispute. Upon resolution of such dispute the parties shall take whatever action is required to be taken pursuant to this Agreement or the final determination of an arbitrator.

          10.2.     LIMITATION ON DISCOVERY.

          In a mutual effort to expedite the arbitration and limit the cost of dispute resolutions, the parties agree that there shall be no discovery, including no depositions, interrogatories, requests for admissions, demands for production or inspection of records, plans, reports, or documents of any kind, except that if a party intends to call its own expert witness or adduce expert testimony, then that party must notify the other party of the name, address and all educational background of that witness and provide a complete (complete means no subsequent data, references or opinions may be added, referred to or testified to) report describing all of such expert's investigations, findings and conclusions not later than sixty
(60) days before arbitration. Each party shall, on written demand, make its expert available for deposition not later than twenty (20) days before the arbitration hearing. Failure to make the expert available for deposition shall permanently preclude the arbitrator(s) from considering the expert's testimony. The deposition may not be admitted or used as a substitute for the live testimony of the expert at the hearing under any circumstances. The arbitrator(s) shall not have the power to subpoena any documents, records, reports or writings of either party.

          11. CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, except (a) as Buyer shall otherwise agree, (b) as necessary in connection with the transactions contemplated herein, or (c) as otherwise permitted under Article 4 hereof, Seller shall operate the Property in the ordinary and usual course, consistent with past practice.

          12. REASONABLE EFFORTS; PUBLIC ANNOUNCEMENTS. Each party hereto will use all reasonable efforts to perform all acts required to consummate the transactions contemplated hereby as promptly as practicable. Such acts shall include, without limitation, the provision of any information to and submission of any filing with any governmental entity having jurisdiction. The foregoing notwithstanding, except as may be required to comply with the requirements of any applicable laws or of the court with respect to the Litigation and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed (including, but not limited to, the filing of a form 8-K by Seller) and except communications by Seller to holders of limited partnership interests in Seller (copies of which will be made available to employees of the general partners of Seller or their affiliates), no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement, unless the parties shall have consulted in advance with respect thereto. Buyer shall keep such information confidential, subject to the terms and conditions of the Confidentiality Agreement dated November 30, 1998, by and between the parties (the "Confidentiality Agreement").

          13.  GENERAL PROVISIONS.

          13.1. TIME. Time shall be of the essence of this Agreement. If any expiration or deadline date falls on a Saturday, Sunday or legal holiday, it shall be extended to the next following business day.

          13.2. EFFECT OF WAIVER OF PROVISION OR REMEDY. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision, including the time for performance of any such provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law.

          13.3. INTEGRATED ENTIRE AGREEMENT. This Agreement and the attached exhibits, along with the Confidentiality Agreement and the Escrow Agreement, constitute the entire agreement between the parties relating to the sale of the Property. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement in writing are of no force and effect and may not be relied upon for any purpose whatsoever by any party to this Agreement. Any amendment to this Agreement shall be of no force and effect unless it is in writing and signed by Buyer and Seller. Any statements or representations made by any person, whether or not a party to the Agreement, whether or not an employee or other representative of Seller or Buyer, shall not be relied upon by either Seller or Buyer and shall not be of any force and effect for any purpose whatsoever.

          13.4. NO REPRESENTATION REGARDING LEGAL EFFECT OF DOCUMENT. No representation, warranty, or recommendation is made by Seller or the Protected Group, or their brokers, respective agents, employees, or attorneys regarding the legal sufficiency, legal effect, or tax consequences of this Agreement or the transaction, and each signatory has had the opportunity to submit this Agreement to its qualified legal and/or financial advisor before signing it.

          13.5. COUNTERPARTS. This Agreement and all amendments and supplements to it may be executed in any number of counterparts, at different places and times, all of which taken together shall constitute one and the same instrument, which shall be deemed dated as of the day and year first above written. Buyer and Seller shall each receive one duplicate original.

          13.6. BINDING ON SUCCESSORS. This Agreement inures to the benefit of, and is binding on, the parties and, without affecting the limitations of paragraph 9, their respective heirs, personal representatives, successors, and assigns.

          13.7. INTERPRETATION. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. All recitals set forth at the beginning of this Agreement are, by this reference, fully incorporated into this Agreement. All exhibits referred to in this Agreement are deemed fully incorporated herein, whether or not actually attached. As used herein: (a) the singular shall include the plural (and vice versa) and the masculine or neuter gender shall include the feminine gender (and vice versa) as the context may require; (b) locative adverbs such as "herein", "hereto", and "hereunder" shall refer to this Agreement in its entirety and not to any specific section or paragraph; and (c) the terms "include", "including", and similar terms shall be construed as though followed immediately by the phrase "but not limited to". All parties have jointly participated in the negotiation and drafting of this Agreement, upon advice of their own independent counsel or have had an opportunity to do so, and this Agreement shall be construed fairly and equally as to all parties as if drafted jointly by them. Except as otherwise expressly set forth herein, none of the certifications, representations, warranties, covenants and indemnifications contained in this Agreement or in Seller's certification of any rent roll shall survive the Closing Date.

          13.8. ACKNOWLEDGEMENTS. Every fact acknowledged in this Agreement is agreed to be a recital and to be conclusively and irrefutably true. Buyer's acknowledgements made as of the date of the execution of this Agreement are agreed, reaffirmed and binding by virtue of Buyer's election to close this transaction.

          13.9. NOTICES. All elections, notices and demands required or permitted hereunder shall be given in writing and shall be delivered either by personal service or a national overnight delivery service such as Federal Express. Facsimile transmission is acceptable provided however that such transmission shall be followed by next day delivery via one of the foregoing means of delivery. Notices shall be addressed or transmitted as appears below for each party; provided, that if any party gives notice of a change of name or address, notices to the giver of that notice shall thereafter be given as set forth in that notice. Notice shall be deemed delivered and effective upon actual receipt at the following addresses or such other addresses as the parties may notify each other by similar notice:

     If to Seller, to:

          Prudential-Bache Properties, Inc.
          One Seaport Plaza
          199 Water Street - 28th Floor
          New York, New York  10292-0116
          Attn.:  Brian J. Martin
          Facsimile No.:  (212) 214-1422

     With a copy to:

          Skadden, Arps, Slate, Meagher & Flom, LLP
          919 Third Avenue
          New York, NY  10022
          Attn.:  Jay Sobel
          Facsimile No.:  (212) 735-2000

     If to Buyer, to:

          General Services Corporation
          2922 Hathaway Road
          P.O. Box 8984
          Richmond, Virginia  23225
          Attn.:  Mr. Jonathan S. Perel
          Facsimile No.:  (804) 320-7107

     With a copy to:

          Charles R. Swartz, Esq.
          McGuire, Woods, Battle & Boothe LLP
          901 East Cary Street
          Richmond, Virginia  23219
          Facsimile No.:  (804) 698-2187

          13.10. PUNITIVE DAMAGES. Each party waives any claims it may now have or may in the future have arising out of this transaction for exemplary, punitive and/or penalty damages.

          13.11. INSURANCE. Buyer shall be responsible for obtaining casualty and liability insurance on the Property as of the Closing Date.

          13.12. ASSIGNMENT. Buyer may not assign this Agreement without Seller's prior written consent except to an entity or entities directly or indirectly controlling, controlled by or under common control with Buyer and in each of which Buyer, its sole beneficial owner or trusts for the benefit of family members and descendants of its sole beneficial owner directly or indirectly own a greater than fifty percent (50%) interest.
Buyer shall provide Seller with a copy of any such assignment with such additional information regarding the assignee as Seller may reasonably request not less than ten (10) days prior to Closing. The valid assignment of this Agreement shall not relieve Buyer of liability under this Agreement.

          13.13. TIME LIMITATION OF ACTIONS. Save and except for Buyer's obligations to indemnify or hold Seller harmless, no action or claim or demand for arbitration with respect to a provision hereof which expressly survives the Closing shall be brought by either party after the expiration of six (6) months from the Closing Date. The purpose of this clause reflects the desire of both Seller and Buyer to compel the settlement of all surviving claims between them as soon as possible.

          13.14. SEVERABILITY. In the event that any provision of this Agreement, including the arbitration provisions, is determined to be unlawful then that provision shall be deemed stricken and the balance of the Agreement shall be enforceable. If the stricken provision relates to the arbitration procedure, then the stricken provision shall be replaced by such provision as is statutorily required.

          13.15. ATTORNEYS' FEES, COSTS AND PRE-JUDGMENT
INTEREST. Each party waives any right to claim attorneys' fees, costs or pre-judgment interest in connection with any dispute or award concerning this transaction, except as expressly provided for herein.

          13.16. GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the substantive laws of the State of New York.

          13.17. FURTHER ASSURANCES. Each of the parties hereto shall, at the request of the other party, execute, acknowledge and deliver any further instruments, and take such further actions, as the requesting party may reasonably request, to carry out effectively the intent of this Agreement.

          13.18. LIKE-KIND EXCHANGE.   In order to facilitate
a tax-free exchange by Buyer (the "Exchange"), Buyer may use a Qualified Intermediary for this transaction as that term is used in Regulation 1.1031(k)-1(g)(4) under the Internal Revenue Code of 1986, as amended (the "Code") and/or a Qualified Escrow Account as that term is used in Regulation 1.1031(k)-1(g)(3) under the Code. The Qualified Intermediary shall be nominated, or the Qualified Escrow Account shall be selected, by Buyer, and Buyer shall notify Seller of the nomination or selection no later than ten (10) days prior to the Closing. Seller agrees reasonably to cooperate with Buyer and any such Qualified Intermediary, provided there is no adverse effect upon Seller. Buyer shall pay all costs and expenses associated with such Exchange, including, but not limited to, all fees and expenses charged by the Qualified Intermediary and any out-of-pocket third-party costs and expenses incurred by Seller as a result of the use of a Qualified Intermediary or Qualified Escrow Account. In addition, Buyer shall indemnify Seller and the Protected Group from and against any and all liability arising out of such Exchange and any of the actions taken pursuant to this Section
13.18. Seller makes no representation to Buyer regarding qualification of the Exchange under Section 1031 of the Code and shall not be liable to Buyer in any manner whatsoever if the Exchange should not qualify for any reason under Section 1031 of the Code and shall not be responsible for compliance with the Code. In no event shall Buyer be entitled to extend the Closing Date pursuant to the provisions of this Section. If Buyer is unable, for any reason, to close under such Exchange simultaneously with the Closing hereunder, Buyer shall proceed with the Closing pursuant to the terms of this Agreement without participating in an Exchange. Any assignment of the rights or obligations of the Buyer hereunder shall not relieve, release or absolve Buyer from its obligations under this Agreement. The provisions of this Section 13.18 shall survive the Closing.

          13.19. THIS AGREEMENT SHALL NOT BE BINDING AND
EFFECTIVE UNTIL EXECUTED BY BOTH BUYER AND SELLER.


          [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties on the date first above written.


BUYER:

GENERAL SERVICES CORPORATION


By: /s/ Jonathan S. Perel
    -----------------------

SELLER(S):

PRUDENTIAL-BACHE/A.G. SPANOS
    REALTY PARTNERS L.P., I

By:  Prudential-Bache Properties, Inc.,
       General Partner

     By: /s/ Brian J. Martin
         --------------------------

By:  A.G. Spanos Realty Partners, L.P., a
     California limited partnership,
       General Partner

     By: AGS Financial Corporation,
         General Partner


         By: /s/ Arthur J. Cole
             --------------------------


     By:  A.G. Spanos Realty Capital, Inc.,
             General Partner


         By: /s/ Arthur J. Cole
             --------------------------

                            SCHEDULE 1

               PROPERTY NAMES AND LOCATIONS/SELLERS


PROPERTY NAME AND LOCATION    SELLER(S)
Regency Square, Chamblee, GA  Prudential-Bache/A.G. Spanos Realty
                              Partners L.P., I

Harbor Pointe, Dunwoody, GA   Prudential-Bache/A.G. Spanos Realty
                              Partners L.P., I

Rancho del Sol, Las Vegas, NV Prudential-Bache/A.G. Spanos Realty
                              Partners L.P., I

                            SCHEDULE 2

          PURCHASE PRICE AND EARNEST MONEY ALLOCATIONS/
                         TAX ALLOCATIONS

A. The following sets forth the Allocated Purchase Price and the Allocated Earnest Money for each of the Properties:


Regency Square, Chamblee, GA
$14,358.000
$   717,900


Harbor Pointe, Dunwoody, GA
$21,052,000
$1,052,600


Rancho del Sol, Las Vegas, NV
$18,995,000
$   949,750



B.   The following sets forth the portion of the Allocated
     Purchase Price allocated to Personalty for all of the
     Properties:


Regency Square, Chamblee, GA
$207,000


Harbor Pointe, Dunwoody, GA
$274,500

Rancho del Sol, Las Vegas, NV
$282,000

                            SCHEDULE 3

                  PROPERTY MANAGEMENT CONTRACTS

Regency Square, Chamblee, GA
November 18, 1988


Harbor Pointe, Dunwoody, GA
November 18, 1988


Rancho del Sol, Las Vegas, NV
November 18, 1988

                            SCHEDULE 4

                        SERVICE CONTRACTS